Exhibit 99.1

Zale Corporation Reports Third Quarter Fiscal 2011 Results

  Comparable store sales up 15.2%
  Revenues increased $52 million, or 14.5%, to $412 million
  Gross margin improved $24 million to $206 million
  Operating margin improved $19 million, or 560 basis points

DALLAS--(BUSINESS WIRE)--May 25, 2011--Zale Corporation (NYSE: ZLC) today announced that for the third fiscal quarter ended April 30, 2011, it had a net loss from continuing operations of $10 million, or $0.31 per share, compared to a net loss from continuing operations of $15 million, or $0.46 per share, in the comparable quarter last year.

Revenues for the quarter ended April 30, 2011 were $412 million, an increase of $52 million, or 14.5%, compared to $360 million in the same period last year. Comparable store sales during the quarter ended April 30, 2011 increased 15.2%, compared to a decrease of 2.2% during the same period last year. At constant exchange rates, which exclude the effect of translating Canadian currency denominated sales into U.S. dollars, comparable store sales increased 14.2% for the quarter.

For the quarter ended April 30, 2011, gross margin on sales was $206 million, an increase of 13% compared to $183 million in the same period last year. The Company achieved gross margin on sales of 50.1%, compared to 50.8% in the comparable quarter last year.

Selling, general and administrative expenses were $202 million, or 49.1% of revenues, in the quarter ended April 30, 2011, compared to $194 million, or 53.9% of revenues, in the same period last year. The Company’s operating loss for the quarter was $5 million compared to an operating loss of $25 million in the prior year quarter. Operating margin improved 560 basis points, to a negative 1.3%, for the quarter ended April 30, 2011, compared to negative 6.9% in the same period last year.

In the quarter ended April 30, 2011, the Company recorded an income tax benefit of $4 million, compared to a benefit of $12 million in the comparable quarter last year.

Inventory at April 30, 2011 stood at $756 million, compared to $693 million in the same period last year. As of April 30, 2011, the Company had outstanding debt of $375 million, compared to $299 million as of April 30, 2010.

“We continue to make progress in our multi-year initiatives to return the Company to profitability,” commented Theo Killion, Chief Executive Officer. “Our results validate that the work we’ve done to improve our marketing, our product and our guest experience is beginning to take hold.”

“This quarter marked the second consecutive quarter of positive same store sales,” commented Matt Appel, Chief Administrative Officer and Chief Financial Officer. “We are pleased with the trend of improved financial performance resulting from our turnaround initiatives.”

Conference Call

A conference call will be held today at 9:00 a.m. Eastern Time. Parties interested in participating should dial 877-545-6744 or 706-634-1959 (passcode: 65599346) five minutes prior to the scheduled start time. A live webcast of the conference call, as well as a replay, will be available on the Company’s web site at www.zalecorp.com on the Investor Relations section. For additional information, contact Investor Relations at 972-580-4391.

About Zale Corporation

Zale Corporation is a leading specialty retailer of diamonds and other jewelry products in North America, operating approximately 1,845 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates online at www.zales.com, www.zalesoutlet.com, www.gordonsjewelers.com, www.peoplesjewellers.com and www.pagoda.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

This release and related presentations contain forward-looking statements, including statements regarding future sales, expenses, margins and profitability. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy continues to perform poorly, discretionary spending on goods that are, or are perceived to be, “luxuries” may decrease; the concentration of a substantial portion of the Company’s sales in three, relatively brief selling seasons means that the Company’s performance is more susceptible to disruptions; most of the Company’s sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company’s ability to obtain and produce products at favorable prices; the Company’s sales are dependent upon mall traffic; the Company operates in a highly competitive industry; the financing market remains difficult, and if we are unable to meet the financial commitments in our current financing arrangements it will be difficult to replace or restructure these arrangements; and changes in regulatory requirements may increase the cost or adversely affect the Company’s operations and its ability to provide consumer credit and write credit insurance. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2011. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances, except as required by law.

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

		Three Months Ended April 30,		Nine Months Ended April 30,
		2011	2010	2011	2010

	Revenues	$411,843	$359,843	$1,365,296	$1,271,305
	Cost of Sales	205,424	177,103	678,677	639,019
	Gross Margin	206,419	182,740	686,619	632,286
	% of Revenue	50.1%	50.8%	50.3%	49.7%
	Selling, General and Administrative	202,347	194,069	655,635	649,518
	% of Revenue	49.1%	53.9%	48.0%	51.1%
	Depreciation and Amortization	9,773	11,593	31,052	38,123
	Other (Gains) Charges	(265)	1,802	3,715	28,759
	Operating Loss	(5,436)	(24,724)	(3,783)	(84,114)
	% of Revenue	(1.3)%	(6.9)%	(0.3)%	(6.6)%
	Interest Expense (a)	8,653	1,954	73,433	5,924
	Loss Before Income Taxes	(14,089)	(26,678)	(77,216)	(90,038)
	Income Tax (Benefit) Expense	(4,161)	(12,047)	2,124	(22,865)
	Loss from Continuing Operations	(9,928)	(14,631)	(79,340)	(67,173)
	Earnings (Loss) from Discontinued Operations, Net of Taxes	935	2,536	(324)	2,021
	Net Loss	$(8,993)	$(12,095)	$(79,664)	$(65,152)

	Basic Net Loss per Common Share:
	Loss from Continuing Operations	$(0.31)	$(0.46)	$(2.47)	$(2.10)
	Earnings (Loss) from Discontinued Operations	0.03	0.08	(0.01)	0.07
	Net Loss per Share	$(0.28)	$(0.38)	$(2.48)	$(2.03)

	Diluted Net Loss per Common Share:
	Loss from Continuing Operations	$(0.31)	$(0.46)	$(2.47)	$(2.10)
	Earnings (Loss) from Discontinued Operations	0.03	0.08	(0.01)	0.07
	Net Loss per Share	$(0.28)	$(0.38)	$(2.48)	$(2.03)

	Weighted Average Number of Common Shares Outstanding:
	Basic	32,135	32,107	32,122	32,047
	Diluted	32,135	32,107	32,122	32,047

(a)	During the first quarter of fiscal year 2011, we recorded a charge totalling $45.8 million associated with the first amendment to our Senior Secured Term Loan ("Term Loan"). The amendment was considered a significant modification which required us to account for the Term Loan as an extinguishment and record the amended Term Loan at fair value. The charge consisted of $20.3 million related to the unamortized discount associated with the warrants issued in connection with the Term Loan, a $12.5 million amendment fee, $10.3 million related to the unamortized debt issuance costs associated with the Term Loan and $2.7 million related to the prepayment premium and other costs associated with the amendment.

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEET
(Unaudited, in thousands)

	April 30, 2011	April 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$36,875	$23,906
Merchandise inventories	756,439	693,127
Other current assets	37,635	56,054
Total current assets	830,949	773,087

Property and equipment	704,131	708,306
Less accumulated depreciation and amortization	(555,046)	(518,596)
Net property and equipment	149,085	189,710

Other assets	213,272	185,094
Total assets	$1,193,306	$1,147,891

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable and accrued liabilities	$332,293	$289,103
Deferred tax liability	58,729	48,194
Total current liabilities	391,022	337,297

Long-term debt	375,454	299,300
Other liabilities	180,795	184,879

Stockholders’ Investment	246,035	326,415

Total liabilities and stockholders’ investment	$1,193,306	$1,147,891

CONTACT:
Zale Corporation
Roxane Barry, 972-580-4391
Director of Investor Relations